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                      [LETTERHEAD OF LATHAM & WATKINS]

February 2, 1998


Duane Reade Inc.
440 Ninth Avenue
New York, New York 10001

     Re:  Registration Statement No. 333-41239; up to
          7,705,000 shares of Common Stock, par vale $.01 per share
          ---------------------------------------------------------

Ladies and Gentlemen:

     In connection with the registration of up to 7,705,000 shares of common stock of Duane Reade Inc., a Delaware corporation (the "Company"), par value $.01 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act") on a registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on November 28, 1997 (File
No. 333-41239), as amended by Amendment No. 1 filed with the Commission on January 15, 1998 and by Amendment No. 2 filed with the Commission on
February 2, 1998 (collectively, the "Registration Statement") of which 6,700,000 Shares are to be offered by the Company (together with additional Shares, if any, to be offered by the Company and registered pursuant to Rule 462(b) of the Act, the "Company Shares") and up to 1,005,000 Shares may be offered by certain selling stockholders of the Company pursuant to an over-allotment option granted to the underwriters (together with additional Shares, if any, to be offered by such selling stockholders and registered pursuant to Rule 462(b) of the Act, the "Selling Stockholder Shares"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with

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Duane Reade Inc.
February 2, 1998
Page 2

the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within the state.

     Subject to the foregoing, it is our opinion that (i) the Company Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Act and to the reference to our firm contained under the heading "Legal Matters."


                                                  Very truly yours,

                                                  /s/ Latham & Watkins